Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Expedia, Inc. for the registration of 175,040 shares of its common stock and to the incorporation by reference therein of our report dated February 8, 2018, with respect to the consolidated financial statements of Expedia, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, and our report dated February 8, 2018 with respect to the effectiveness of internal control over financial reporting of Expedia, Inc. as of December 31, 2017 included in its Annual Report (Form 10-K/A) for the year ended December 31, 2017, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

February 23, 2018